UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 11, 2008

JANEL WORLD TRADE, LTD.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	333-60608	11-2636089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

150-14 132nd Avenue, Jamaica, NY	11434
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number,
including area code, (718) 527-3800

Item 8.01	Other Events.

On February 11, 2008, Janel World Trade, Ltd. (“Janel”) filed a lawsuit in the United States District Court for the Southern District of New York against defendants World Logistics Services, Inc. (“World Logistics”), a Delaware Corporation formerly known as “Order Logistics, Inc.;” Richard S. Francis ("Francis”), the President of World Logistics; and Brian P. Griffin (“Griffin”), who was the Chief Executive Officer of World Logistics when Janel completed an acquisition in October 2007 of certain World Logistics assets consisting of proprietary technology, intellectual property (including the name “Order Logistics”), office equipment, and customer lists for Janel's exclusive use in the management and expansion of Janel’s international integrated logistics transport services business. The technology was acquired by Janel to enable it to integrate the tracking of all of the different aspects of the production, movement and delivery of goods, making the entire process electronically visible in “real time” by both its managers and clients. Additional information regarding the asset acquisition transaction is reported in Janel's Form 8-K report filed with the SEC on October 22, 2007.

Janel claims that the defendants made false and misleading statements of material facts concerning the exclusivity of the rights to the assets which were offered and sold to Janel by having concealed and withheld the provisions of a settlement agreement with a third-party business associate and creditor made only two days before the closing of the asset sale, in which World Logistics agreed to the cancellation of a restrictive covenant which had prevented the creditor from using World Logistics proprietary computer software, or soliciting its list of valuable customers and employees.

Janel has charged that the defendants violated the anti-fraud provisions of the federal securities laws, committed common law fraud, breach of contract and other wrongdoing, with the specific intent to defraud Janel and obtain 285,000 shares of its newly authorized Class B convertible preferred stock, and more than $2,300,000 in payments by Janel of the defendants long overdue obligations to suppliers, creditors and tax authorities. Service of process upon the defendants has been initiated, and a jury trial has been requested by Janel. There can be no assurance of when the case will go to trial, or the ultimate outcome of the legal proceedings.

Item 9.01	Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

February 15, 2008

JANEL WORLD TRADE, LTD.

By:	/s/ James N. Jannello
James N. Jannello, Executive Vice President
and Chief Executive Officer